Exhibit 99.3

XWELL, INC.
2020 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD

Stockholder is hereby provided this Notice of the following grant of a Restricted Stock Award (the “Award”) with respect to shares (the “Shares”) of the common stock (the “Common Stock”) of XWELL, Inc., a Delaware corporation (the “Company”) under the XWELL, Inc. 2020 Equity Incentive Plan, as may be amended and restated from time to time (the “Plan”). All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Restricted Stock Award Agreement, or, if not defined herein or therein, in the Plan.

Stockholder:	________________

Grant Date:	________________

Total Number of Shares:	________________ shares of Common Stock

Vesting Schedule:

The Shares shall vest in accordance with the following vesting schedule, subject to Stockholder’s continued service with the Company or its subsidiaries on each such applicable vesting date: ________________

Stockholder hereby acknowledges and agrees that (a) the Company has made available to Stockholder copies of the Plan and the form of Restricted Stock Award Agreement and (b) Stockholder has had the opportunity to review such documents and this Notice and to consult with Stockholder’s individual tax advisor and legal counsel with respect to the same. Stockholder understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan. By executing this Notice, Stockholder further agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the Restricted Stock Award Agreement attached hereto.

XWELL, Inc.:

By:	Signature:
Title:

Stockholder:

By:	Signature:

XWELL, INC.
2020 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made by and between XWELL, Inc., a Delaware corporation (the “Company”), and Stockholder set forth on Grant Notice (“Stockholder”) under the XWELL, Inc. 2020 Equity Incentive Plan, as may be amended and restated from time to time (the “Plan”). All capitalized terms in this Agreement shall have the meaning assigned to them in the Notice of Restricted Stock Award (the “Grant Notice”) or this Agreement, or if not defined herein or therein, in the Plan. This Agreement will be deemed to be signed by the Participant on the signing by the Participant of the Grant Notice to which it is attached.

RECITALS

A.       Stockholder is a stockholder of the Company and desires to place certain restrictions on the shares of the Common Stock set forth in the Grant Notice and held by Stockholder pursuant to the terms and conditions set forth below.

B.       The Board has adopted the Plan for the purpose of retaining the services of selected employees, non-employee members of the Board and consultants and other independent advisors in the service of the Company.

C.       Stockholder is to render valuable services to the Company, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of restricted stock to Stockholder.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.        RESTRICTED STOCK AWARD. The Company hereby grants to Stockholder, as of the Grant Date, an award of that number of Shares specified in the Grant Notice (“Restricted Stock Award”). All Shares shall be fully vested on the Grant Date.

2.        WITHHOLDING. The Company’s obligations to deliver Shares under this Restricted Stock Award shall be subject to Stockholder’s satisfaction of all applicable federal, state and local income and other tax withholding requirements. Upon receipt of the Shares, Stockholder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws. If expressly permitted by a resolution of the Committee applicable to this Restricted Stock Award, payment of such taxes may be made through delivery of Shares of Common Stock or by withholding Shares otherwise issuable under this Restricted Stock Award, as provided in the Plan.

3.        CHANGE IN CONTROL. Upon a Change in Control, the Restricted Shares shall be subject to the provisions of the Plan regarding Change in Control.

4.        RIGHTS OF STOCKHOLDER. Subject to the provisions of Section 7, Stockholder shall exercise all rights and privileges of a stockholder of the Company with respect to the Shares. Stockholder shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such Shares and for the purpose of exercising any voting rights relating to such Shares.

5.       LIMITATIONS ON TRANSFER. In addition to any other limitation on transfer created by applicable securities laws, Stockholder shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in any Restricted Shares. Stockholder shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Shares except in compliance with the provisions herein and applicable securities laws.

6.        RESTRICTIVE LEGENDS. All certificates representing the Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a)          “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO FORFEITURE RESTRICTIONS UNDER SUCH AGREEMENT IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b)          Any legend required by appropriate blue sky officials.

7.        INVESTMENT REPRESENTATIONS. In connection with the acquisition of the Shares, stockholder represents to the Company the following:

(a)          Stockholder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision in acquiring the Shares. Stockholder is acquiring the Shares for investment for Stockholder’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b)          Stockholder further acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available. Stockholder further acknowledges and understands that the Company is under no obligation to register the Shares. Stockholder understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless the Common Stock is registered or such registration is not required in the opinion of counsel for the Company.

(c)          Stockholder further warrants and represents that Stockholder has either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the acquisition of the Shares by virtue of the business or financial expertise of himself or of professional advisors to Stockholder who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

8.        REFUSAL TO TRANSFER. The Company shall not be required (a) to transfer on its books any shares of Common Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

9.       NO EMPLOYMENT RIGHTS. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Stockholder’s employment for any reason at any time, with or without cause and with or without notice.

10.      GRANT SUBJECT TO PLAN. This Agreement and the Restricted Stock Award are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between this Agreement and the Plan, the provisions of the Plan will control. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Restricted Stock Award.

11.      MISCELLANEOUS.

(a)          Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Stockholder shall be in writing and addressed to Stockholder at the address indicated below Stockholder’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or as of the second day after deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

(b)          Successors and Assigns. Except to the extent otherwise provided in this Agreement or the Plan, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Stockholder, Stockholder’s assigns and the legal representatives, heirs and legatees of Stockholder’s estate.

(c)          At Will Employment: Nothing in this Agreement, the Grant Notice or the Plan shall confer upon Stockholder any right to continue in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Stockholder) or of Stockholder, which rights are hereby expressly reserved by each, to terminate Stockholder’s Continuous Service at any time for any reason, with or without cause.

(d)          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without resort to Delaware’s conflict-of-laws rules. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(e)           Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(f)           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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